EXHIBIT 10.2

March 2, 2001

Ms. Jennifer C. Munch
The Town & Country Trust
100 South Charles Street
Baltimore, MD 21201

                       Re:           Separation Agreement and General Release

Dear Jennifer:

           This letter agreement (the "Agreement"), when signed by you, will constitute a binding agreement between us with respect to the terms of your separation from employment with The Town and Country Trust (the "Company"). You are advised to consult with an attorney prior to signing this Agreement. By signing this Agreement, you will receive significant, additional benefits that you would not otherwise be entitled, and you also will be waiving important legal rights.

           1.      You acknowledge that you have resigned from your executive position with the Company effective March 2, 2001 (the "Termination Date"), and you agree to continue in employment with the Company through the Transition Period as set forth in Paragraph 3 of this Agreement. You further acknowledge and agree to retire from the Company effective January 2, 2002 (the "Retirement Date").

           2.      You acknowledge that you have been paid all of your earned salary and accrued vacation through the Termination Date, and that the Company has fully reimbursed all of your business expenses through such date.

           3.      During the period commencing on the Termination Date and ending on January 2, 2002 (the "Transition Period"), you agree that you will make yourself available to the Company and cooperate at the request of the Company's President to advise and render other assistance respecting the Company's business and other issues. In the event that you make yourself available and provide such cooperation during such period, on or effective January 2, 2002, the Company will take appropriate action to approve your application for retirement, thereby removing the restrictions on any shares of restricted stock that you currently own.

           4.      In return for your promises in this Agreement, provided that you sign the Agreement, do not revoke the Agreement, and abide by its terms, the Company will provide you with the following separation benefits (the "Separation Benefit") commencing with the Company's first regular pay date following your execution and non-renovation of this Agreement:

(a)	The Company will continue to pay to you your salary, at the rate of $140,000 per annum, less deductions and withholdings required or permitted by law, through February 28, 2003;

(b)	The Company will pay to you lump sum distributions in the amount of $65,000, less deductions and withholdings required or permitted by law, in March 2001, January 2002 and in January 2003;

(c)	The Company will continue to make contributions on your behalf through December 31, 2001 for group health and life insurance, travel accident insurance and the 401(k) Retirement Plan;

(d)	You agree to cancel the split-dollar life insurance policy ("SERP") that the Company maintains on your behalf prior to April 30, 2001. Upon the cancellation of the SERP, you acknowledge and agree that the Company will be entitled to receive the cash surrender value of the SERP. Within five days after receipt of the cash surrender value of the SERP from the insurance company, the Company will provide to you a lump sum payment of $60,163, less deductions and withholdings required or permitted by law;

(e)	The Company will continue to permit your use of the company automobile in your possession, and the Company will transfer the title of that automobile to you at the conclusion of the Transition Period;

(f)	From March 2, 2001 through January 2, 2002, you will be provided access to an office for use in connection with activities related to the Company;

(g)	The Company will provide you with outplacement and financial advisory services up to a maximum of $20,000;

(h)	You will be permitted to retain possession of the Company-owned computer presently in your home;

(i)	You will be given the option to purchase tickets for athletic events for which the Company owns tickets through January 2, 2002, at the Company's discretion;

(j)	The services of Bob Kellner of Gordon, Feinblatt will be made available to you, at your own expense, in connection with your review of this Agreement;

(k)	The parties acknowledge that the Company has consented to Gordon Feinblatt's representation of Ms. Munch with respect to the review and negotiation of this Agreement notwithstanding Gordon, Feinblatt's representation of the Company in other matters. However, the parties further acknowledge that Gordon, Feinblatt will not represent Ms. Munch in any future litigation between her and the Company, including, but not limited to, any matter relating to this Agreement and/or her employment with the Company.

           5.      In consideration for the Separation Benefit and other benefits contained in this Agreement, on behalf of yourself and your heirs, family members, executors, administrators, successors and assigns, you hereby fully and forever release and discharge the Company (which for purposes of such waiver, release and discharge is deemed to include its present and former officers, directors, employees, agents, investors, shareholders, administrators, representatives, affiliates, divisions, subsidiaries, parent corporations, predecessor and successor corporations and assigns) from any and all liability for any claim, duty, obligation, cause of action or damages (collectively "claims"), whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omission, act or fact that has occurred from the beginning of time up to and including the date you sign this Agreement. Such released claims include, but are not limited to:

(a)	any claims for wages, separation pay, severance pay, bonuses, accrued vacation, personal days, holidays, stock, stock options, attorneys' fees, costs or expenses;

(b)	any other claims arising out of your employment with the Company or the termination thereof;

(c)	any claims arising under the common law including, without limitation, all claims pursuant to public policy or tort law;

(d)	all claims arising under any agreement, contract (express or implied), understanding or promise (whether oral or written) between you and the Company;

(e)	any claims arising under any federal, state or local constitution, statute, regulation or ordinance, each as amended to the date hereof, including, without limitation, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Family and Medical Leave Act of 1993; the Maryland Fair Employment Practices Act; and

(f)	any claim for any other loss or damage.

           6.      You acknowledge that the Separation Benefit provided to you under this Agreement exceeds any payment, benefit and/or other thing of value to which you might otherwise be entitled pursuant to any policy, plan or procedure of the Company or pursuant to any prior agreement or contract with the Company. You specifically acknowledge that among the rights and claims against the Company that you are waiving are all your rights and claims under the Age Discrimination in Employment Act of 1967, as amended. You understand that you are not waiving any rights or claims that arise after the effective date of this Agreement and that you are not releasing the Company with respect to any rights you may have under any employee benefit plans as defined in Section 3(3) of ERISA.

           7.      The Company agrees to release any and all claims that it may possess against you as of this date, provided that you sign this Agreement, do not revoke it, and abide by its terms.

           8.      Except for the purpose of seeking enforcement of the terms of this Agreement, you agree that you have not and will not institute any charges, claims, administrative proceedings, arbitration proceedings or actions against the Company regarding any matter that has been released pursuant to paragraph 5. If you violate this Agreement by filing or instituting any such charges, claims, administrative proceedings, arbitration proceedings or actions, you agree to pay all costs and expenses of defending against the suit incurred by the Company, including its reasonable attorneys' fees, disbursements and costs.

           9.      You agree that you will not, unless required by law or authorized in writing by an officer of the Company, talk about, write about or otherwise publicize the terms of this Agreement, the benefits being paid under it or the fact of their payment, except that this information may be disclosed to your respective family members, attorneys, accountants or other professional advisors to whom disclosure must be made in order for them to render professional services to you. Such attorneys, accountants or other professional advisors will, however, be instructed to maintain the confidentiality of this information. Notwithstanding the foregoing, you and the Company agree that this Agreement may be used as evidence in any proceeding, administrative, judicial, arbitral or otherwise, relating to the enforcement of this Agreement.

           10.    You further agree that you will not, at any time, orally or in writing, disparage, denigrate or defame the Company, or any subsidiary, parent corporation or affiliate of the Company, their respective products, services or business conduct, or otherwise impugn the reputation of the Company, or any subsidiary or affiliate of the Company, or that of any of their respective directors, officers, affiliates, agents, employees or representatives.

           11.    The Company agrees that it will not, orally or in writing, denigrate or defame you, or otherwise impugn your reputation.

           12.    You recognize and acknowledge that the Company has expended considerable resources in the acquisition, development and accumulation of confidential information, trade secrets and proprietary information concerning its business operations. You further recognize and acknowledge that by reason of your employment with the Company you were in a confidential relationship with the Company and had access to its confidential information, trade secrets and proprietary information. Accordingly, you agree as follows:

(a)	You agree that you will not use or disclose to any third party, in any manner whatsoever, whether created by you or obtained from the Company (or any subsidiary or affiliate thereof) or third parties, any confidential information, trade secrets or proprietary information relating to your employment with the Company, the operations of the Company (or any subsidiary or affiliate thereof) (including, without limitation, marketing and sales plans, financial data and reports, business plans and employee information), or confidential information pertaining to any business relationships of the Company (or any subsidiary, parent corporation or affiliate thereof).

(b)

Except for the benefits and property enumerated in paragraph 4 of this Agreement, you agree that you will immediately return to the Company (i) all property of the Company (or any subsidiary or affiliate thereof) in your possession or under your control, including, without limitation, computer hardware and software, computer data files (whether in tape or diskette form) and computer system access codes, and (ii) all merchandising programs, memoranda, notes, plans, records, reports, financial statements, employee files, prospective employee resumes, correspondence (both intra-company and with outside parties) and other documents and data (and all copies thereof) relating to the business of the Company (or any subsidiary or affiliate thereof), whether created by you or obtained from the Company (or any subsidiary or affiliate thereof) or third parties, which you have in your possession or under your control.

           13.    You acknowledge that your obligations set forth in this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if such obligations are not specifically enforced. Accordingly, you agree that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purpose of restraining you from any actual or threatened breach of such obligations. It is further agreed that, in case of your breach or threatened breach of any of such obligations, the Company shall have no further liability to make any payments to you which would otherwise be due and payable hereunder, shall be entitled to recover from you any benefit paid under this Agreement, and shall be entitled to recover from you any and all damages, losses, costs and expenses it incurs (including, without limitation, attorneys' fees and expenses) in connection with such breach or violation (or threat thereof) and any enforcement of the Company's rights hereunder.

           14.    If, for any reason, any aspect of your obligations in this Agreement as applied to you is determined by a court of competent jurisdiction to be unreasonable or unenforceable against you for any reason, such obligations shall, if possible, be modified by such court to the minimum extent necessary to make such obligations enforceable against you.

           15.    This Agreement will be deemed to have been made within the State of Maryland, and shall be interpreted, construed and enforced in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within that state, without regard to the conflicts of laws or choice or law principles thereof. In any action to enforce the terms of this Agreement, you hereby waive trial by jury, and consent and agree that the Circuit Court for Baltimore County, Maryland and the United States District Court for the District of Maryland each shall have personal jurisdiction and proper venue with respect to any dispute between us.

           16.    Nothing in this Agreement shall be construed as an admission of any liability by the Company, and the Company specifically disclaims any liability to or wrongful treatment of you.

           17.    Except as otherwise provided in paragraph 14 hereof, if any clause of this Agreement should ever be determined to be unenforceable, you agree that the same shall not affect the remainder of this Agreement, which shall otherwise be given full effect, without regard to the invalid clause.

           18.    Although you may sign this Agreement as soon as you wish, you may take up to 21 days to decide whether to sign it. Your decision to sign this Agreement and to accept its terms is revocable at your option within 7 days after the date you sign it. Any revocation of this Agreement within this period must be submitted in writing to Harvey Schulweis. None of the Company's obligations hereunder become effective until you sign the Agreement and the 7 day revocation period has expired. Since the Separation Benefit and other benefits contained in this Agreement are contingent on your execution and non-revocation of this Agreement, if you do not sign the Agreement within 21 days or if you revoke it, the Company will not have any obligation to provide the Separation Benefit or any other benefit within this Agreement to you.

           19.    By signing below, you acknowledge that you understand that this Agreement contains a legally binding and complete release of all claims you may have against the Company and certain other persons identified in paragraph 5. You further agree that you have been given a sufficient opportunity to consider this Agreement and have been advised to consult with an attorney of your choice. You acknowledge that you are signing this Agreement voluntarily, and that you have relied only on the promises written in this Agreement and not on any other promise made by the Company. This Agreement may not be modified other than by a writing signed by both of us.

          Kindly sign this Agreement where indicated below, and return the original to me. A second copy has been enclosed for your files.

Very truly yours,

The Town and Country Trust

	By:	/s/ HARVEY SCHULWIES Harvey Schulweis President & CEO
AGREED TO AND ACCEPTED :

/s/ Jennifer C. Munch Jennifer C. Munch

Date